[GENCO RESOURCES LTD. LOGO]
Suite 550 - 999 West Hastings, Vancouver,
B.C. V6C 2W2, Canada                                   Trading Symbol (TSX): GGC

March 7, 2008

DIMELING, SCHREIBER & PARK
REORGANIZATION FUND II, L.P.
1629 Locust Street
Philadelphia, PA 19103

ATTN: RICHARD R. SCHREIBER

Dear Sirs:

RE: PURCHASE OF SHARES OF COMMON STOCK OF CHIEF CONSOLIDATED MINING COMPANY

     The purpose of this letter ("AGREEMENT") is to set forth a binding agreement between Genco Resources Ltd. ("GENCO") and Dimeling, Schreiber & Park
Reorganization Fund II, L.P. (the "PARTNERSHIP"), a shareholder and former debentureholder of Chief Consolidated Mining Company ("CHIEF MINING"), with respect to the purchase from the Partnership by Genco of that number of shares of common stock and convertible common stock (convertible into common stock on a
1:1 basis and entitled to an 8% annual convertible common stock dividend until the holder owns 68% of Chief Mining's outstanding stock) of Chief Mining as approximately equals (assuming conversion of the convertible common stock into common stock) 64.7% of the outstanding shares of common stock of Chief Mining as follows:

     (i)  6,477,241 convertible common shares (the "CONVERTIBLE COMMON SHARES");
          and

     (ii) 13,034,769 common shares (the "COMMON SHARES" and, with the
          Convertible Common Shares, the "SHARES"),

on the terms set forth below (together with the other transactions contemplated hereby, the "ACQUISITION").

     In this Agreement, Genco and the Partnership are sometimes called singularly a "PARTY" and collectively the "PARTIES" and all references to
'dollars' or '$' shall mean United States of America dollars.

     I.   PARTNERSHIP'S REPRESENTATIONS AND WARRANTIES

     The Partnership has represented and warranted to Genco that:

      Suite 550 - 999 West Hastings Street, Vancouver, B.C. V6C 2W2, Canada
          Tel: (604) 682-2205 Fax: (604) 682-2235 www.gencoresorces.com
                          GGC (Toronto Stock Exchange)

DIMELING, SCHREIBER & PARK
REORGANIZATION FUND II, L.P.
March 7, 2008

     1. The Shares have been validly issued as fully paid and non-assessable shares of common and convertible common stock of Chief Mining.

     2. The Shares are owned by the Partnership as the legal and beneficial owner thereof, with a good and marketable title thereto, free and clear of all restrictions on transfer, mortgages, liens, charges, security interests, adverse claims, charges, encumbrances, and demands whatsoever other than resale restrictions imposed on those shares by applicable securities legislation.

     3. No person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from the Partnership of any of the Shares.

     4. The principal and accrued interest payable to January 31, 2008 pursuant to a Debenture issued by Chief Mining to the Partnership under a Debenture
Purchase Agreement dated December 15, 2005 between Chief Mining, as seller, and the Partnership, as purchaser (collectively, the "DEBENTURE") have been fully converted into 11,700,822 Common Shares, the dividends due under the Debenture to January 31, 2008 has been fully satisfied by the issuance of 2,417,241
Convertible Common Shares and the Debenture has thereby been fully discharged and no further liability of Chief Mining exists under the Debenture and all registrations of such discharges have been made where applicable or required.

     5. Chief Mining is duly incorporated and organized and is in good standing with respect to all acts required to maintain its corporate existence under the laws of Arizona.

     6. The authorized and issued share capital of Chief Mining consists of:

          (a)  100,000,000 shares of common stock, par value $0.01, of which
               23,670,276 shares have been duly issued and are outstanding as fully paid and non-assessable;

          (b)  30,000,000 shares of convertible common stock, par value $0.01, of which 6,477,241 shares have been duly issued as fully paid and non-assessable; and

          (c)  1,500,000 shares of preferred stock, par value $0.50, of which
               10,899 shares were duly issued as fully paid and non-assessable).

     7. No person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any securities, or unissued shares in the capital, of Chief Mining, except as follows:

DIMELING, SCHREIBER & PARK
REORGANIZATION FUND II, L.P.
March 7, 2008

                                       NUMBER & CLASS    EXERCISE
NAME                       TYPE           OF SHARES        PRICE       EXPIRY DATE
--------------------   ------------   ----------------   --------   ----------------

Brian Mountford        Stock Option   4,000,000 Common     $0.25    February 1, 2011
Richard R. Schreiber   Stock Option     60,000 Common      $2.90      June 11, 2011
Stephen G. Park        Stock Option     60,000 Common      $3.00    October 16, 2011

     8. The most recent financial statements of Chief Mining filed on EDGAR for the nine month period ended September 30, 2007 fairly and correctly set out and disclose in all material respects, in accordance with United States generally accepted accounting principles, the financial position of Chief Mining as at the date thereof.

     9. There has not been any material adverse change in Chief Mining's business, financial condition, assets, or operations since September 30, 2007 and its business, financial condition, assets and operations are accurately described in Chief Mining's filings on EDGAR.

     10. There is no pending or threatened litigation regarding Chief Mining's business or the Acquisition except as disclosed in Chief Mining's most recent filings on EDGAR.

     11. The entering into of this Agreement and the completion of the
Acquisition will not result in the violation of any of the terms or provisions of the constating documents of Chief Mining or of any agreement, whether written or oral, indenture, instrument or other document to which Chief Mining or its assets may be a party or subject.

     12. Chief Mining is not in material default or breach of any contracts or agreements, written or oral, indentures or other instruments to which it is a party and there exists no state of facts which, after notice or lapse of time or both would constitute such a default or breach, and all such contracts, agreements, indentures and other instruments are now (and will be until the
Closing (as defined herein) of the Acquisition) in good standing and Chief
Mining is entitled to all benefits thereunder.

     13. All mineral resource assets in which Chief Mining has an interest have been duly and validly located, recorded, granted and issued pursuant to the laws of the jurisdiction in which they are situated and are now (and will be and until the Closing of the Acquisition) in good standing with respect to all filings, fees, taxes, assessments, work commitments or other conditions on the date hereof other than approximately $60,000 in real estate taxes payable for
2008.

     14. There is no adverse claim or challenge against or to the ownership of or title to any of the mineral and mining interests comprising Chief Mining's properties nor, to the Partnership's knowledge, is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase such properties or any portion thereof, and no person, firm or

DIMELING, SCHREIBER & PARK
REORGANIZATION FUND II, L.P.
March 7, 2008

corporation has any royalty or other interest whatsoever in production from any of the mineral claims, leases and other interests comprising such properties other than:

          (a)  an option granted to Godiva Silver Mines Inc. of Utah to purchase approximately 358 acres; and

          (b)  an option to be granted to Anglo American PLC of London, England to acquire a 55% interest in a to be determined portion,

of Chief Mining's properties, neither of which options are, or if exercised would be, material to the ownership and operation of either the Burgin or Trixie
Mines.

     15. No order ceasing or suspending trading in securities of Chief Mining nor prohibiting the sale of such securities is presently outstanding against
Chief Mining or the Partnership and no investigations or proceedings for such purposes have been threatened or, to the best of the Partnership' knowledge, without making any inquiries, are pending.

     16. Chief Mining does not have any existing contracts, agreements, undertakings or arrangements, whether oral, written or implied, with the
Partnership, its directors and officers, or the directors and officers of Chief
Mining.

     17. Since September 30, 2007 Chief Mining has satisfied all outstanding indebtedness to the Partnership (which totalled $333,486.75) by the issuance of
1,333,947 Common Shares and Chief Mining is not indebted to the Partnership
(although the Partnership may loan up to $25,000 to Chief Mining prior to the
Closing) or the directors or officers of Chief Mining nor is the Partnership or any officer or director of Chief Mining indebted to Chief Mining.

     18. To the best of the Partnership's knowledge, Chief Mining is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which apply to it nor of the terms and conditions of its listing on the OTC Bulletin Board.

     19. The Shares represent all of the shares of stock of Chief Mining owned by the Partnership.

     II.  GENCO'S REPRESENTATIONS AND WARRANTIES

     Genco has represented and warranted to the Partnership that:

     1. The entering into of this Agreement and the completion of the
Acquisition will not result in the violation of any of the terms or provisions of the constating documents of Genco or of any indenture, agreement, whether written or oral, or other document to which Genco may be a party.

     2. It has obtained all corporate and regulatory approvals necessary for it to enter into this Agreement and complete the Acquisition.

DIMELING, SCHREIBER & PARK
REORGANIZATION FUND II, L.P.
March 7, 2008

     III. PURCHASE AND SALE OF THE SHARES

     The Partnership hereby agrees to sell and Genco hereby agrees to purchase the Shares at a price of $0.25 each for a total price of $4,878,002.50. The aggregate purchase price payable on Closing shall be determined immediately prior to the Closing Date.

     IV.  CONDITIONS TO CLOSING

     It shall be a condition precedent to the Closing of the Acquisition that:

     1. the outstanding options to purchase shares of common stock of Chief
Mining, as set out in the Partnership's representations and warranties, other than the option held by Brian Mountford, shall be terminated without being exercised;

     2. any non-arm's length management, consulting and similar agreements and any pre-emptive rights of the Partnership to purchase any shares of the capital stock of Chief Mining shall have been terminated; and

     3. the aforesaid representations and warranties of each of the Partnership and Genco shall be true on the Closing Date (as defined herein).

     4. Genco's Board of Directors shall have approved the Acquisition by no later than three business days after Chief's confirmation of its acceptance of the terms of this Agreement.

     V.   DELIVERIES ON CLOSING

     On Closing of the Acquisition the Parties shall make, or cause to be made, the following deliveries:

     1.   The Partnership shall deliver to Genco:

          (a)  evidence of the satisfaction of all conditions to Closing set out in Part IV, including a certificate of a senior officer of Chief
               Mining and such legal opinions as may be reasonably requested by
               Genco;

          (b)  certificates representing the Shares, duly endorsed in blank for transfer with the Partnership's signature properly guaranteed, or with a duly executed and guaranteed stock power of attorney, and such other documents as may be reasonably required by the
               transfer agent for Chief Mining;

          (c)  unconditional releases of Chief Mining from all of the current directors and officers of Chief Mining and resignations of such directors and officers as Genco may request, in its sole
               discretion;

          (d)  appointment of one representative of Genco as a director of Chief
               Mining; and

DIMELING, SCHREIBER & PARK
REORGANIZATION FUND II, L.P.
March 7, 2008

          (e)  all the books, records, bank accounts and documents of Chief
               Mining in the possession or under the control or direction of the
               Partnership.

     2.   Genco shall deliver to the Partnership a wire transfer, certified cheque, bank draft, or solicitor's trust cheque payable to the
          Partnership for the purchase price of the Shares.

     VI.  CLOSING

     Closing of the Acquisition ("CLOSING") will occur on Wednesday, March 12,
2008 (the "CLOSING DATE"). Genco, the Partnership and Chief shall concurrently issue press releases following receipt of approval of Genco's Board of
Directors.

     VII. ACCESS

     During the period from the date of execution of this Agreement by the
Partnership until the Closing Date, the Partnership will afford Genco and its representatives full and free access to Chief Mining, its personnel, properties, contracts, books and records and all other documents and data, as well as documentation and data regarding the Shares but such access and related due diligence shall be conducted in accordance with a framework and process that is agreed upon by Genco and the Partnership and will be subject to the confidentiality provisions referred to or described in this Agreement.

     VIII. CONDUCT OF BUSINESS

     During the period from the date of execution of this Agreement by the
Partnership until the Closing Date, the Partnership shall cause Chief Mining to:

     1. conduct its business in the same manner as has been regularly conducted and in compliance with applicable laws and regulations;

     2. not enter into any transaction other than in the ordinary course of business;

     3. use its reasonable best efforts to maintain its business, assets, and operations in accordance with past custom and practice;

     4. not issue, or agree to issue, any securities.

     After the Closing Date, Richard R. Schreiber and Stephen G. Park shall continue as directors of Chief Mining for as long as Genco requests and they desire to continue as directors and Genco shall cause Chief Mining to maintain at least the current level of coverage of director and officer liability insurance.

DIMELING, SCHREIBER & PARK
REORGANIZATION FUND II, L.P.
March 7, 2008

     IX.  COSTS

     Genco and the Partnership will be responsible for and bear all of their respective costs and expenses incurred at any time in connection with pursuing or consummating the Acquisition and Loan.

     X.   ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between the Parties and supersedes all prior oral or written agreements, understandings, representations and warranties and courses of conduct and dealing between the Parties on the subject matter thereof.

     XI.  AMENDMENT

     This Agreement may be amended or modified only in a written document executed by both of the Parties.

     XII. GOVERNING LAW

     The Binding Provisions will be governed by and construed under the laws of the State of Utah without regard to conflicts-of-laws principles.

     Agreement may be amended or modified only in a written document executed by both of the Parties.

     XIII. COUNTERPARTS AND DELIVERY

     This Agreement may be executed in one or more counterparts and delivered by facsimile or e-mail and, each of which counterparts will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

DIMELING, SCHREIBER & PARK
REORGANIZATION FUND II, L.P.
March 7, 2008

If you are in agreement with the foregoing, please sign and return one copy of this Agreement, which thereupon will constitute our binding with respect to the
Acquisition.

Yours truly,

GENCO RESOURCES LTD.

Per: /s/ Robert C. Gardner, QC
     --------------------------------
     Robert C. Gardner, QC
     Chairman

AGREED to on this 7th day of March, 2008.

DIMELING, SCHREIBER & PARK REORGANIZATION FUND II, L.P.

By: /s/ Richard R. Schreiber
    ---------------------------------
Name:  Richard R. Schreiber
      -------------------------------
Its:  General Partner
     --------------------------------